Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-271936) of agilon health, inc., and
(2)Registration Statement (Form S-8 No. 333-255228) pertaining to the agilon health, inc. 2021 Omnibus Equity Incentive Plan and the agilon health, inc. Employee Stock Purchase Plan;
of our reports dated March 1, 2023, with respect to the consolidated financial statements of agilon health, inc., and the effectiveness of internal control over financial reporting of agilon health, inc. included in this Form 10-K/A of agilon health, inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Los Angeles, California
August 8, 2023